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Harney Westwood & Riegels
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Your Ref

Our Ref 036987.0002-SDD

19 January 2007

JINPAN INTERNATIONAL LIMITED
c/o Hainan Jinpan Special Transformer Works,
Section D-2, No. 100 Industry Ave.
Bonded Area,
Haikou, Hainan 570216 PRC

Dear Sirs

Jinpan International Limited (the "Company")
Registration Statement on Form S-8

1. We are British Virgin Islands counsel to the Company, a British Virgin Islands business company. We have assisted the Company in connection with its filing of a registration statement (the "**Registration Statement**") on Form S-8 under the United States Securities Act of 1933, as amended (the "**Securities Act**"), registering 300,000 common shares of the Company (the "**Common Shares**") issuable upon exercise of options granted and to be granted under the Company's 2006 Stock Incentive Plan (the "**Plan**").

   2. For the purpose of this opinion, we have examined the following:

      (a) an copy of the Plan;

      (b) (i) a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company available at the Registry of Corporate Affairs in the British Virgin Islands on 17 January 2007;

      (ii) a copy of the written resolutions of the directors of the Company dated 8 September 2006 approving and adopting the Plan (the "**Directors' Resolutions**");

      (iii) a copy of the Report of Inspector of Election dated 30 October 2006, stating that the Plan was approved by the Company's shareholders;

      (iv) an original registered agent's certificate (including a certified copy of the share register) dated 17 January 2007 identifying the directors of the Company, issued

by Offshore Incorporations Limited, the Company's registered agent (the "**Registered Agent's Certificate**"); and

(v) the records of proceedings on file with, and available for inspection on 17 January 2007 at the High Court of Justice, British Virgin Islands.

3. For the purposes of this opinion we have assumed without further enquiry:

(a) the accuracy, completeness and, in the case of copies, conformity with the original(s) of all corporate minutes, resolutions, documents and records which we have seen and the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(b) the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies or drafts and the authenticity of such originals;

(c) the genuineness of all signatures and seals; and

(d) that the information appearing in the Registered Agent's Certificate was correct on the date on which the Directors' Resolutions were executed, and that the Directors' Resolutions remain in full force and effect.

4. Based on the foregoing, and subject to the qualifications expressed below, our opinion is that the Common Shares are duly authorised and, when issued pursuant to the exercise of options under the Plan and the payment of the purchase price therefor in full in cash in accordance with the terms of issuance of such Common Shares, will be validly issued, fully paid and nonassessable Common Shares.

5. This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Yours faithfully
HARNEY WESTWOOD & RIEGELS

Harney Westwood & Riegels